Exhibit 2


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of May 31, 2004, is between YP Corp., a Nevada corporation (the "Company"), and Registrar and Transfer Company, as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of May 6, 2004 (the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.     Amendment  of  Section  1(k).
            -----------------------------

          Section  1(k)  of  the Rights Agreement is amended by replacing clause
(ii)  thereof  with  the  following:

          "(ii) Frank J. Husic, for so long as such Person, together with any of his Affiliates and Associates, shall be the Beneficial Owner of 15% or more, but not more than 25%, of the shares of Common Stock then outstanding, provided that such Persons shall cease to be an Exempt
          Person at such time when such Person, together with any of his Affiliates and Associates, (A) shall become the Beneficial Owner of less than 15% of the shares of Common Stock then outstanding or (B) shall commerce or publicly announce the intention to commence a tender or exchange offer the consummation of which would result in such Persons becoming the Beneficial Owner of shares of Common Stock aggregating more than 25% of the Common Stock then outstanding."

     2.     Effectiveness.
            --------------

     This Amendment shall be deemed effective as of May 31, 2004 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3.     Miscellaneous.
            --------------

     This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                      YP CORP.


                                      By:
                                         ---------------------------------------
                                      Name: Peter Bergmann
                                      Title: Chief Executive Officer



                                      REGISTRAR AND TRANSFER COMPANY


                                      By:
                                         ---------------------------------------
                                      Name:
                                      Title: